Exhibit 10

WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT

This WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 7, 2006, is by and among GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Company”), certain borrowing subsidiaries of the Company party hereto (each a “Designated Borrower” and, together with the Company, the “Borrowers”), each subsidiary of the Company party to the Subsidiary Guaranty (as defined below), each Lender (as defined below) party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned such term in the Credit Agreement (as defined below).

RECITALS:

A. The Borrowers, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent, are parties to that certain Credit Agreement, dated as of October 1, 2004, as amended by and together with this Amendment and as otherwise amended or modified to the date hereof (as so amended, the “Credit Agreement”).

B. The Subsidiary Guarantors and the Administrative Agent are parties to that certain Subsidiary Guaranty Agreement, dated as of October 1, 2004 (as amended to the date hereof, the “Subsidiary Guaranty”), and the Company and the Administrative Agent are parties to that certain Company Guaranty Agreement, dated as of October 1, 2004 (as amended to the date hereof, the “Company Guaranty”).

C. The parties hereto have agreed to amend the Credit Agreement as set forth below.

D. The Lenders are, on the terms and conditions stated below, willing to grant the waivers set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

SECTION 1 Waiver. Effective as of the Amendment Effective Date, the Lenders hereby waive compliance with Section 7.17 of the Credit Agreement for the period from December 31, 2005 through the earlier of (i) September 30, 2006 and (ii) the end of the Revolving Limitation Period. The Lenders further waive any Event of Default arising under Section 4.02(a) or Section 4.02(b) of the Credit Agreement for any Credit Extension prior to the date hereof or after the date hereof before delivery of the Audited Financial Statements for the period ending December 31, 2005 (a) arising from Section 5.05(a), Section 5.05(b), Section 5.05(d) and Section 5.20 of the Credit Agreement related to the restatement of the Audited Financial Statements and Unaudited Financial Statements for the period from April 1, 2004 through September 30, 2005 (the “Subject Financial Statements”), and (b) arising from Section 5.07 of the Credit Agreement as it relates to any Default having arisen with respect to any inaccuracy of the Subject Financial Statements. The Lenders further waive any Event of Default arising under Section 4.01(a)(vi), Section 5.05(a), Section 5.05(b), Section 5.05(d) or

Section 5.20 of the Credit Agreement related to any inaccuracy of the Subject Financial Statements. The Lenders further waive any Event of Default arising under Section 6.01 prior to the date hereof related to the Subject Financial Statements or arising from any inaccuracy of any Compliance Certificate delivered in connection with the Subject Financial Statements. The Lenders further waive any Event of Default arising from non-compliance with Section 6.15(a) of the Credit Agreement so long as such non-compliance shall not be continuing after giving effect to this Amendment. Notwithstanding the foregoing, the Borrower will continue to calculate all financial covenants in its Compliance Certificates, notwithstanding this waiver.

SECTION 2 Amendments to Credit Agreement.

(a) Applicable Rate. The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by the addition of the following at the end:

“The Applicable Rate during the Revolving Limitation Period as it applies to Letters of Credit and the Eurocurrency Rate Loans shall be 3.25%.”

(b) Default Rate. The definition of “Default Rate” in Section 1.01 of the Credit Agreement is hereby amended by the addition of the following at the end:

“Notwithstanding the foregoing, the Default Rate in clause (c) of the previous sentence during the Revolving Limitation Period shall be the sum of (i) the Base Rate plus (ii) 5% per annum.”

(c) Letter of Credit Sublimit. The definition of “Letter of Credit Sublimit” in Section 1.01 of the Credit Agreement is amended to state in its entirety as follows:

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $55,000,000 and (b) the Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition, the Revolving Commitment.

(d) Revolving Limitation Period. Section 1.01 of the Credit Agreement is hereby amended by the addition of the following definitions in proper alphabetical order.

“Financial Consultant” means a financial consultant retained by the Borrowers with the approval of the Administrative Agent.

“Revolving Limitation” means $60,000,000.

“Revolving Limitation Period” means the period from the date of the Waiver and Fourth Amendment hereto to the later of (a) December 31, 2006 and (b) the date upon which the Company requests the end of the Revolving Limitation Period and delivers a Compliance Certificate certifying compliance, as of the last fiscal quarter end, with the terms of the Credit Agreement without giving effect to the waiver of compliance with Section 7.17 of the Credit Agreement set forth in the Waiver and Fourth Amendment hereto.

(e) Interest. Section 2.09 of the Credit Agreement is hereby amended by the addition of the following at the end:

“(d) Interest During Revolving Limitation Period. Notwithstanding any provisions of this Agreement to the contrary, during the Revolving Limitation Period the Borrowers shall not request any Eurocurrency Rate Loan in Dollars, continue any Eurocurrency Loan in Dollars for another Interest Period or convert any Loan into a Eurocurrency Loan in Dollars; and all Base Rate Loans and Swing Line Loans shall bear interest at the Base Rate plus 3% per annum, unless the Default Rate shall be applicable.”

(f) Article II. Article II of the Credit Agreement is hereby amended by the addition of the following at the end:

“Section 2.16 Limitation on Revolving Borrowings and Letters of Credit. Notwithstanding any provisions of this Agreement to the contrary, the Borrowers will not permit, during the Revolving Limitation Period, the Total Revolving Outstandings to exceed the lesser of the Revolving Commitments or the Revolving Limitation. During the Revolving Limitation Period, the Borrower will not request any Revolving Loans, Swing Line Loans, Alternative Currency Loans or Letters of Credit if such Revolving Loans, Swing Line Loans, Alternative Currency Loans or Letters of Credit would cause the Total Revolving Outstandings to exceed the Revolving Limitation. During the Revolving Limitation Period, the Borrowers will prepay the Revolving Loans, Swing Line Loans and/or Alternative Currency Loans and/or Cash Collateralize the L/C Obligations, in amounts sufficient to cause the Total Revolving Outstandings not to exceed the Revolving Limitation.”

(g) Financial Statements. Section 6.01 of the Credit Agreement is hereby amended by the addition of the following after clause (b):

“(c) as soon as available, but in any event within thirty-five (35) days after each month of each fiscal year of the Company and its Consolidated Subsidiaries commencing with the March 31, 2006 fiscal month end through the fiscal month ending December 31, 2006, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal month, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of such fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated balance sheet and statements to be certified by Responsible Officers of the Company, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.”

(h) Other Information . Section 6.02 of the Credit Agreement is hereby amended by the addition of the following after clause (f):

“(g) on or before March 31, 2006, revised capital and operating budgets of the Company and its Subsidiaries for the year ended December 31, 2006 reasonably satisfactory to the Required Lenders and in form and scope customarily prepared by management for internal use and consistent with past practices prepared by the Company (and approved by the Board of Directors of the Company) for each fiscal month of the year prepared in reasonable detail with discussion of the principal assumptions upon which such budgets are based and including without limitation a summary of borrowing needs;

(h) within thirty-five (35) days after each calendar quarter as at such calendar quarter end (commencing with the calendar quarter ending March 31, 2006 and through the calendar quarter ending December 31, 2006), (i) a list of the ten (10) largest accounts receivable of the Company and its Subsidiaries with aging and terms; (ii) a list of the ten (10) largest accounts payable of the Company and its Subsidiaries with aging and terms; and (iii) a list of the ten largest contracts for projects of the Company and its Subsidiaries outstanding including estimated profit margin;

(i) upon receipt from the Company’s independent registered public accounting firm, the 2005 management letter; and

(j) by each Friday through December 31, 2006, a report of cash held by the Company and its Subsidiaries as of Friday of the preceding week, including an itemization by bank and location.”

(i) Section 6.15(a). Section 6.15(a) of the Credit Agreement is hereby amended by the addition of the following at the end:

“excluding any accounts maintained by Braden Manufacturing L.L.C. at Chase Bank (formerly Bank One), so long as the amounts in such accounts are swept daily to other Deposit Accounts permitted under Section 6.15(a) and such accounts at Chase Bank are closed by June 30, 2006.”

(j) Affirmative Covenants. Article VI of the Credit Agreement is hereby amended by the addition of the following at the end:

“SECTION 6.16 PWC Call. Request its independent registered public accounting firm, PricewaterhouseCoopers LLP, to be available for a conference call with the Administrative Agent and the Lenders within a week of the delivery of the 2005 Audited Financial Statements.

SECTION 6.17 Budget Meeting. Cause the Financial Consultant, no later than April 3, 2006, after consulting with the Company’s senior management to prepare a

PowerPoint presentation for the Administrative Agent and the Lenders regarding and including the Financial Consultant’s views as to (a) the Company’s industry (including the Company’s position in its competition landscape), (b) the consolidated Company’s budget, (c) the consolidated Company’s existing contracts, (d) possible operational/business risks and opportunities, (e) next steps and (f) the Company’s financial computer systems; and cause its senior management and the Financial Consultant to meet with the Administrative Agent and the Lenders no later than April 5, 2006 regarding such presentation and related matters.

SECTION 6.18 Meetings.

(a) Cause representatives of Harvest Partners and any shareholder of the Company holding a greater number of shares of the Company than the affiliates of Harvest Partners to meet in person with the Administrative Agent no later than March 24, 2006.

(b) Cause its Board of Directors to meet in person with the Administrative Agent no later than March 24, 2006.

SECTION 6.19 Consultants. Continue to retain the Financial Consultant, until the Required Lenders shall otherwise agree.

SECTION 6.20 Conference Call. Cause its senior management and the Financial Consultant to be available for monthly conference calls with the Administrative Agent and the Lenders within 10 days after delivery of the monthly financial statement required under Section 6.01(c).

SECTION 6.21 Mortgages. Deliver to the Administrative Agent by April 7, 2006 executed Mortgages on all property owned in fee by the Company and its Subsidiaries in the United States in form satisfactory to the Administrative Agent and by May 8, 2006 all such title information, surveys and other information and documentation reasonably requested by the Administrative Agent with respect to the property subject to such Mortgages.”

(k) Investment. Section 7.02(e) of the Credit Agreement is hereby amended by the addition of the following at the end:

“; provided that no Investment otherwise permitted by this clause (e) shall be permitted to be made during the period from January 1, 2006 through December 31, 2006 without the prior written consent of the Required Lenders.”

(l) Restricted Payments. Section 7.06(b) of the Credit Agreement is hereby amended by the addition of the following at the end:

“; provided, however, that any action otherwise permitted under clause (ii) shall be prohibited during the period from January 1, 2006 through December 31, 2006 without the prior written consent of the Required Lenders.”

(m) Additional Amendments to Article VII. Article VII of the Credit Agreement is hereby amended by the addition of the following at the end:

“Section 7.19 Interim Financial Covenants.

(a) Consolidated EBITDA. Permit Consolidated EBITDA of the Company and its Subsidiaries for each period commencing January 1, 2006 and ending on each month end thereafter, on a cumulative basis, commencing March 31, 2006 through December 31, 2006 to be less than 90% of the projected Consolidated EBITDA for such period set out in the budgets delivered under Section 6.02(g); provided that in no event shall Consolidated EBITDA shown on such budgets for the period from January 1, 2006 through December 31, 2006 be less than $18,000,000 or actual Consolidated EBITDA for such period be less than $16,200,000.

For the purposes of this Section 7.19 (a) “Consolidated EBITDA” shall mean:

“Consolidated EBITDA” means, for any period for any Person and its Subsidiaries determined on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes for such period; (iii) depreciation and amortization expense; (iv) other non-recurring non-cash expenses; (v) any other non-cash write-downs or non-cash write-offs including, but not limited to, fixed asset impairments or write-downs, intangible asset impairments, deferred tax asset write-offs or reserves, non-cash stock component expenses and debt issuance cost write-offs; (vi) any non-cash losses or deductions arising from the cumulative effect of a change in accounting principles; (vii) non-cash losses relating to foreign currency and hedging transactions; (viii) retirement expenses of former CEO; (ix) process reengineering or consulting fees; (x) the fees and expenses of the Financial Consultant; (xi) fees paid to the Administrative Agent and the Lenders and expenses incurred by the Administrative Agent and paid by the Borrowers; and (xii) severance payments in connection with employment terminations as a result of the issues presented to the Administrative Agent at the meeting at the Company’s offices on February 23, 2006, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax benefits recorded by the Company and its Subsidiaries for such period and (ii) all extraordinary, non-recurring, non-cash items increasing Consolidated Net Income for such period.

(b) Liquidity. Permit the cash held by the Company and its Subsidiaries in the United States to be less than the outstanding principal amount of the Term Loans for any period of in excess of 30 consecutive days during the period from March 8, 2006 through December 31, 2006; and provided that said amount of cash may on one occasion after the date of the Fourth Amendment hereto be less than the amount required for in excess of 30 consecutive days so long as said amount of cash shall not be less than such required amount for in excess of 45 days and the Borrowers shall explain to the Administrative Agent the reasons such amount is less than the amount required; and provided further that the Borrowers shall not be entitled to borrow under the Revolving Commitments for the purpose of holding funds to meet their obligations under this clause (b) (it being understood that Borrowings to meet ordinary trade obligations shall not be deemed for the purpose of holding funds to meet their obligations under this clause (b), irrespective of the Borrowers’ cash position at the time of the Borrowing) and shall provide such information as the Administrative Agent may reasonably request (upon the direction of the Required Lenders) as to the use of proceeds of all Revolving Borrowings so as to confirm, and provide evidence of, compliance by the Company with this proviso.

(n) Convertible Subordinated Debt. Section 7.18 of the Credit Agreement is hereby amended by the addition of the following at the end:

“and provided, further that no voluntary redemption, repayment, purchase, acquisition or defeasance otherwise permitted under clause (a) shall be made during the period from January 1, 2006 through December 31, 2006 without the prior written consent of the Required Lenders.”

(o) Specific Covenants. Sections 8.01(b) of the Credit Agreement is hereby amended to state in its entirety as follows:

“(b) Specific Covenants. The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(g), 6.02(h), 6.02(i), 6.02(j), 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21 or Article VII; or

(p) Events of Default. Section 8.02 of the Credit Agreement is hereby amended by the addition of the following at the end:

“Without in any way limiting the foregoing, upon the occurrence and during the continuance of a Default, the Administrative Agent may, at the expense of the Borrower, record all Mortgages and take all reasonable action with respect thereto.”

(q) Compliance Certificate. Exhibit D is hereby amended to state as set forth in Exhibit D hereto.

SECTION 3 Limitation to its Terms. This Amendment shall not be deemed a waiver, amendment, extension or modification by the Agents and the Lenders of any other term or provision of, or default under, any Loan Document, any promissory note, or any collateral documents; except as otherwise expressly provided for herein, the Agents and the Lenders hereby fully preserve all their rights, powers and remedies against each Loan Party and/or any other Person. In addition, nothing contained herein shall be deemed to be a waiver or abandonment of any Default (whether presently or subsequently existing) that continues to exist, or shall occur, after giving effect to this Amendment or any rights or remedies available to the

Agents and the Lenders under the Loan Documents, any promissory note, any collateral documents, applicable law or otherwise, each of which rights, powers or remedies is hereby specifically and expressly reserved, including without limitation, the right to seek judgment against any Loan Party and/or any other Person, to foreclose its interest in any Collateral, or to take any other action permitted under the Loan Documents and/or applicable law.

SECTION 4 Representations and Warranties. Each Borrower hereby represents and warrants to each Lender and the Administrative Agent, on the Amendment Effective Date (as hereinafter defined), as follows:

(a) After giving effect to this Amendment, the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document, are true and correct in all material respects on and as of the date hereof and on and as of the Amendment Effective Date with the same effect as if made on and as of the date hereof or the Amendment Effective Date, as the case may be, except to the extent such representations and warranties expressly relate solely to an early date.

(b) After giving effect to this Amendment, no Default has occurred and is continuing.

(c) The execution, delivery and performance by the Borrowers and each other Loan Party of this Amendment has been duly authorized by the Borrowers and each other Loan Party, as applicable and there is no action pending or any judgment, order or decree in effect which is likely to restrain, prevent or impose materially adverse conditions upon the performance by each Borrower or any other Loan Party of its obligations under the Credit Agreement or the other Loan Documents.

(d) This Amendment constitutes the legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles.

(e) The execution, delivery and performance by each Loan Party of this Amendment do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of each Loan Party or any of its Subsidiaries, by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture, or instrument to which such Loan Party is a party or which is binding upon it, (ii) any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, or (iii) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement, or analogous organizational document, of any Loan Party or any of its Subsidiaries.

SECTION 5 Effectiveness. This Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the “Amendment Effective Date”):

(a) The Administrative Agent shall have received duly executed counterparts of this Amendment which, when taken together, bear the authorized signatures of the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Required Lenders.

(b) The Administrative Agent and the Required Lenders shall be satisfied that the representations and warranties set forth in Section 4 of this Amendment are true and correct on and as of the Amendment Effective Date and that no Default has occurred and is continuing on and as of the Amendment Effective Date.

(c) The Administrative Agent shall have received all fees and expenses to be paid by the Borrower pursuant to Section 7 of this Amendment.

(d) The Administrative Agent shall have received such other documents, legal opinions, instruments and certificates relating to this Amendment as it shall reasonably request and such other documents, legal opinions, instruments and certificates that shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders. All corporate proceedings taken or to be taken in connection with this Amendment and documents incidental thereto whether or not referred to herein shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders.

SECTION 6 Release and Covenant Not to Sue. In consideration of the agreements and understandings in this Agreement, each Borrower and each other Loan Party, jointly and severally, and for such Borrower’s or other Loan Party’s Derivative/Successor Persons, hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally, and forever release, acquit, and discharge each Lender Released Party from any Claim relating in any manner whatsoever to any of the Loan Documents and/or any Borrower’s or other Loan Party’s credit relationship with the Lender (“Borrower-Related Claim”).

The Borrowers and other the Loan Parties hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever covenant that they will refrain, and further will direct any Derivative/Successor Person to refrain, from commencing or otherwise prosecuting any action, suit or other proceeding, in law or in equity, against each Lender Released Party on account of any Borrower-Related Claim. Each Lender Released Party shall be entitled to enforce this covenant through specific performance. In addition to the other liability which shall accrue upon the breach of this covenant, the breaching party (including, without limitation, any Derivative/Successor Person of such Borrower or other Loan Party who or that commences or prosecutes any such action, suit or other proceeding) shall be liable to such Lender Released Party for all reasonable attorneys’ fees and costs incurred by such party in the defense of such action or suit.

The following terms shall have the following definitions when used in this Section 6:

“Claims” shall mean any and all claims, counterclaims, action or actions, cause or causes of action (including, without limitation, any relating in any manner to any existing litigation), suits, obligations, controversies, debts, liens, contracts, agreements, covenants, promises, liabilities, damages, demands, compensation, losses, costs, judgments, orders, interest or expense (including, without limitation, attorneys’ fees and expenses) of any kind, type, nature, character or description, including, without limitation, whether in law, equity, or otherwise, whether now known or unknown, whether in contract or in tort, whether choate or inchoate, whether contingent or vested, whether liquidated or unliquidated, whether fixed or unfixed, whether matured or unmatured, whether suspected or unsuspected, and whether or not concealed, sealed, or hidden, of any Borrower or other Loan Party or which may be asserted by any Borrower or other Loan Party, through any Borrower or other Loan Party, or otherwise on any Borrower’s or other Loan Party’s behalf (including, without limitation, those which may be asserted on any derivative basis), which have existed at any time on or prior to the date hereof, including, without limitation, which relates or may relate in any manner whatsoever to any facts in existence on or at any time prior to the date hereof.

“Derivative/Successor Person” shall mean, with respect to each Borrower or other Loan Party, any person or other entity (including, without limitation, any former, current, or future employee, officer, agent, attorney, board member, shareholder, parent, subsidiary, partnerships, joint venture, other affiliate, spouse, relative, heir, beneficiary, legal representative, creditor, successor or assign) who or that may assert or may attempt to assert any Claim by or otherwise belonging to such Borrower or other Loan Party, through such Borrower or other Loan Party, or otherwise on behalf of such Borrower (including, without limitation, on any derivative basis).

“Lender Released Parties” shall mean each of the Administrative Agent and each Lender and each of its former, current, and/or future subsidiaries, parents, partnerships, joint ventures, other affiliates, officers, directors, employees, attorneys, financial consultants, agents, assigns, heirs, executors, administrators, predecessors, successors and assigns.

SECTION 7 Fees and Expenses.

(a) The Company shall pay to the Administrative Agent for its own account a fee in connection with this arrangement of this Amendment as set forth in that certain letter agreement dated as of the date hereof among the Company, the Administrative Agent and Banc of America Securities LLC.

(b) The Company shall pay to the Administrative Agent for the ratable benefit of each Lender that executes and delivers this Amendment as of the date hereof a fee equal to 0.75% of the sum of (x) such Lender’s Revolving Commitment and (y) such Lender’s outstanding Term Loans, such fee to be paid within two Business Days of the Amendment Effective Date.

(c) The Borrower shall pay all reasonable out-of-pocket expenses incurred by Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 8 Cross-References. References in this Amendment to any Section are, unless otherwise specified, to such Section of this Amendment.

SECTION 9 Instrument Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 10 Further Acts. Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

SECTION 11 Governing Law. THIS AMENDMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

SECTION 12 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

SECTION 13 Severability. In case any provision in or obligation under this Amendment or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 14 Benefit of Agreement. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrowers may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

SECTION 15 Integration. This Amendment represents the agreement of the Borrowers, the Subsidiary Guarantors, the Administrative Agent and each of the Lenders signatory hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 16 Confirmation. Except as expressly amended by the terms hereof, all of the terms of the Credit Agreement and the other Loan Documents shall continue in full force and effect and are hereby ratified and confirmed in all respects. Each Subsidiary Guarantor ratifies and confirms the Subsidiary Guaranty as in full force and effect after giving effect to this Amendment. The Company ratifies and confirms the Company Guaranty as in full force and effect after giving effect to this Amendment

SECTION 17 Loan Documents. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendments. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, the Credit Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS AND GUARANTORS:

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation

By:	/s/ Reynolds Alain Brousseau
Name:	Reynolds Alain Brousseau
Title:	President and Chief Executive Officer

DELTAK, L.L.C., a Delaware limited liability company

By:	/s/ Reynolds Alain Brousseau
Name:	Reynolds Alain Brousseau
Title:	Chief Executive Officer

BRADEN MANUFACTURING, L.L.C., a Delaware limited liability company

By:	/s/ Reynolds Alain Brousseau
Name:	Reynolds Alain Brousseau
Title:	Chief Executive Officer

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation

By:	/s/ Reynolds Alain Brousseau
Name:	Reynolds Alain Brousseau
Title:	Chief Executive Officer

Waiver and Fourth Amendment to Credit Agreement

Signature Page

BRADEN CONSTRUCTION SERVICES, INC.,
a Delaware corporation

By:	/s/ Reynolds Alain Brousseau
Name:	Reynolds Alain Brousseau
Title:	Chief Executive Officer

GLOBAL POWER PROFESSIONAL SERVICES, L.L.C., a Delaware limited liability company

By:	/s/ Reynolds Alain Brousseau
Name:	Reynolds Alain Brousseau
Title:	President and Chief Executive Officer

WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C., a Delaware limited liability company

By:	/s/ James P. Wilson
Name:	James P. Wilson
Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By:	/s/ Ronald Prince
Name:	Ronald Prince
Title:	Senior Vice President

Waiver and Fourth Amendment to Credit Agreement

Signature Page

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James P. Cecil
Name:	James P. Cecil
Title:	Vice President

BANK OF OKLAHOMA, N.A., as a Lender

By:	/s/ David G. Lamb
Name:	David G. Lamb
Title:	Sr. Vice President – Corporate Banking

CITICORP NORTH AMERICA INC., as a Lender

By:	/s/ C.P. Mahon
Name:	C.P. Mahon
Title:	Director

M&I MARSHALL & ILSLEY BANK, as a Lender

By:	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	Vice President

By:	/s/ Daniel A. Defnet
Name:	Daniel A. Defnet
Title:	Vice President

Waiver and Fourth Amendment to Credit Agreement

Signature Page

EXHIBIT D

Compliance Certificate

[TO BE COMPLETED BY ADDING COVENANTS AND AMENDMENTS TO EXISTING

COVENANTS FROM PRIOR AMENDMENTS]

S-1

Waiver and Fourth Amendment to Credit Agreement

Signature Page